EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Exponent, Inc.:

We consent to the use of our reports dated March 14, 2005, with respect to the consolidated balance sheets of Exponent, Inc. and subsidiaries as of December 31, 2004 and January 2, 2004, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Exponent, Inc., incorporated herein by reference.

/s/ KPMG LLP

Mountain View, California
August 31, 2005